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                                                         EXHIBIT NO. 99.9(b)

                          MFS VARIABLE INSURANCE TRUST
                              500 Boylston Street
                                Boston, MA 02116



April 14, 1994



State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

                         Dividend Disbursing Agency Agreement

Dear Sirs:

         The  above-referenced  trust  (the  "Trust")  on behalf of each  series
(referred to individually as a "Fund" and collectively as the "Funds") is an open-end registered investment company organized as a Massachusetts business trust. The Trust has selected you to act as its Dividend Disbursing Agent and you hereby agree to act as such Agent and perform the duties and functions thereof in the manner and on the conditions hereinafter set forth. Accordingly, the Trust hereby agrees with you as follows:

         1. Services to be Performed. As Dividend Disbursing Agent ("Agent"), you shall be responsible for performing dividend and distribution disbursing agent functions with regard to each Fund's shares of beneficial interest ("Shares"). The details of the operating standards and procedures to be followed by you shall be determined from time to time by agreement between you and the Trust.

         2. Standard of Service. As Agent for the Trust, you agree to provide service equal to at least that provided by you or others furnishing dividend and distribution disbursing services to other open-end investment companies ("Standard") at a fee, as may be agreed to from time to time, comparable to the fee paid you for your services hereunder. The Standard shall include at least the following:

             (a) Prompt processing of all matters requiring action by you;

             (b) Prompt clearance of any daily volume backlog;

             (c) Providing innovative services and technological improvements;
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             (d) Meeting the requirements of any governmental authority having jurisdiction over you or any Fund; and

             (e) Prompt reconciliation of all bank accounts under your control belonging to any Fund.

         If the Trust is reasonably of the view that the service provided by you does not meet the Standard, it shall give you written notice specifying the particulars, and you shall then have 120 days in which to restore the service so that it meets the Standard, except that such period shall be 180 days with respect to meeting that portion of the Standard described above in item (c) of this paragraph 2. If at the end of such period the Trust remains reasonably of the view that the service provided by you in the particulars specified, does not meet the Standard, then the Trust may, by appropriate action, elect to terminate this Agreement with respect to any Funds for cause upon 90 days notice to you. Upon termination hereof with respect to any Fund, that Fund shall pay you such compensation as may be due to you as of the date of such termination, and shall likewise reimburse you for any costs, expenses, and disbursements reasonably incurred by you to such date in the performance of your duties hereunder.

         3. Rights in Data and Confidentiality. You agree that all records, data, files, input materials, reports, forms and other data received, computed or stored in the performance of this Agreement are the exclusive property of each Fund and that all such records and other data shall be furnished without additional charge, except for actual processing costs, to each Fund in machine readable as well as printed form immediately upon termination of this Agreement or at a Fund's request. You shall safeguard and maintain the confidentiality of each Fund's data and information supplied to you by each Fund and you shall not transfer or disclose each Fund's data to any third party without the Fund's prior written consent unless compelled to do so by order of a court or a regulatory authority.

         4. Fees. The fee, based upon check clearance and reconciliation work performed hereunder, shall not be in excess of such amount as shall be agreed in writing between us. Such fee shall be payable in monthly installments. Such fee shall be subject to review at least annually and fixed by the parties in good faith negotiation on the basis of a statement of your expenses, which either you or a Fund may require to be certified by a major accounting firm acceptable to the parties. The party requesting such certification shall bear all expenses thereof. In addition to the foregoing fee, you will be reimbursed by each Fund for out-of-pocket expenses reasonably incurred by you on behalf of each Fund, including but not limited to expenses for stationery, postage, telephone and telegraph line and toll charges and similar items.

         5. Record Keeping. You will maintain records in a form acceptable to each Fund and in compliance with the rules and regulations of the Securities and Exchange Commission, including, but not limited to, records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, which at all times will be the property of each Fund and will be available for inspection and use by each Fund or each Fund's transfer agent.
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         6.  Duty of Care and Indemnification. You will at all times act in good faith in performing your duties hereunder. You will not be liable or responsible for delays or errors by reason of circumstances beyond your control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond your control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond your control of transportation, communication or power supply. Each Fund will indemnify you against and hold you harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from your bad faith or negligence, and arising out of, or in connection with, your duties on behalf of that Fund hereunder. In addition, each Fund will indemnify you against and hold you harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of your acting in accordance with any instructions reasonably believed by you to have been given, executed or orally communicated by any person duly authorized by that Fund or as a result of acting in accordance with written or oral advice reasonably believed by you to have been given by counsel for that Fund, or as a result of acting in accordance with any instrument or share certificate reasonably believed by you to have been genuine and signed, countersigned or executed by any person or persons authorized to sign, countersign or execute the same (unless contributed to by your gross negligence or bad faith). In any case in which a Fund may be asked to indemnify you or hold you harmless, that Fund shall be advised of all pertinent facts concerning the situation in question and you will use reasonable care to identify and notify that Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against that Fund. Each Fund shall have the option to defend you against any claim which may be the subject of this indemnification, and in the event that a Fund so elects such defense shall be conducted by counsel chosen by that Fund and satisfactory to you and it will so notify you, and thereupon that Fund shall take over complete defense of the claim and you shall sustain no further legal or other expenses in such situation for which you seek indemnification under this paragraph, except the expense of any additional counsel retained by you. You will in no case confess any claim or make any compromise in any case in which a Fund will be asked to indemnify you except with such Fund's prior written consent. The obligations of the parties hereto under this paragraph shall survive the termination of this Agreement.

         7. Insurance. You will notify the Trust should any of your insurance coverage, as set forth on Exhibit A hereto, be changed for any reason, such notification to include the date of change and reason or reasons therefor.

         8. Notices. All notices or other communications hereunder shall be in writing and shall be deemed sufficient if mailed to either party at the addresses set forth in this Agreement, or at such other addresses as the parties hereto may designate by notice to each other.

         9. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
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         10. Use of a Sub-Dividend Disbursing Agent.  Notwithstanding any
other provision of this Agreement, it is expressly understood and agreed that you are authorized in the performance of your duties hereunder to employ one or more Sub-Dividend Disbursing Agents.

         11. Termination. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing, which, except in the case of termination, shall be signed by the party against which enforcement of such change, waiver or discharge is sought. Except as otherwise provided in paragraph 2 hereof, this Agreement shall continue indefinitely until terminated by 90 days' written notice given by the Trust (on behalf of all Funds or any Fund) to you or by you to the Trust. Upon termination hereof, the terminating Funds shall pay you such compensation as may be due to you as of the date of such termination, and shall likewise reimburse you for any costs, expenses, and disbursements reasonably incurred by you to such date in the performance of your duties hereunder. You agree to cooperate with the Trust and provide all necessary assistance in effectuating an orderly transition upon termination of the Agreement.

         12. Successor. In the event that in connection with termination a successor to any of your duties or responsibilities hereunder is designated by the Trust by written notice to you, you will, promptly upon such termination and at the expense of the terminating Funds, transfer to such successor an historical record of dividends and disbursements and all other relevant books, records, correspondence, and other data established or maintained by you under this Agreement in form reasonably acceptable to the Trust (if such form differs from the form in which you have maintained the same, the Trust on behalf of such Fund shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from your cognizant personnel in the establishment of books, records and other such data by such successor.

         13. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement has been executed on behalf of the Trust by the undersigned not individually, but in the capacity indicated, and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but bind only the Trust estate.

         If you are in agreement with the foregoing, please sign the form of acceptance on this letter and the accompanying counterpart of this letter and return such counterpart to the Trust whereupon this letter shall become a binding contract between the Trust and you, the Trust having already executed this letter and its counterpart.
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                                       Very truly yours,

                                       MFS VARIABLE INSURANCE TRUST



                                       By:     A. KEITH BRODKIN
                                               A. Keith Brodkin
                                               Chairman
Attest:


The foregoing is hereby accepted as of the date thereof



                                       STATE STREET BANK AND TRUST COMPANY


                                       By:     JOHN HENRICH
                                               John Henrich